Exhibit 23.7
MILLER AND LENTS, LTD.
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
Encore Acquisition Company
777 Main Street, Suite 1400
Fort Worth, Texas 76102
     The firm of Miller and Lents, Ltd. hereby consents to the use of its name under the caption “Experts” in the Registration Statement on Form S-4 and related joint proxy statement/prospectus of Denbury Resources Inc. and to the incorporation by reference therein of its estimates of proved reserves and future net cash flows contained in Encore Acquisition Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

MILLER AND LENTS, LTD
By:	/s/ Carl D. Richard
	Name:	Carl D. Richard
	Title:	Senior Vice President, P.E.

Houston, Texas
December 4, 2009